Exhibit 10(g)-1

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT made and entered into as of January 1, 2006 between TCF FINANCIAL CORPORATION, a Delaware Corporation (“TCF Financial” or the “Company”) and Neil Brown (the “Executive”).

R E C I T A L S:

WHEREAS, the Executive has been elected to the position of President and Chief Financial Officer of the Company;

WHEREAS, the Board of Directors of the Company believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by any pending or threatened Change in Control (as defined below) of the Company; and

NOW, THEREFORE, in consideration of the mutual premises and agreements set forth herein, the parties hereby agree as follows:

1.                                       Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(a)                                  Change in Control.  A “Change in Control” shall be deemed to have occurred if, prior to the expiration of this Agreement:

(i)                                     during any period of two (2) consecutive years individuals who at the beginning of such period constitute the Board of Directors of TCF Financial cease for any reason to constitute a majority thereof, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

(ii)                                  any “person”, as defined in sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) is or becomes the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of TCF Financial representing fifty percent (50%) or more of the combined voting power of TCF Financial’s then outstanding securities, except for any securities purchased by a TCF employee benefit plan or trust and any person who becomes a fifty percent (50%) beneficial owner solely as a result of stock repurchases by TCF Financial; or

(iii)                               the shareholders of TCF Financial approve a merger or consolidation of TCF Financial with any other corporation, other than a merger or consolidation which would result in the voting securities of TCF Financial outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of TCF Financial or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of TCF Financial approve a plan of complete liquidation of TCF Financial or an agreement for the sale or disposition by TCF Financial of all or substantially all TCF Financial’s assets; provided, however, that no Change in Control will be deemed to have occurred if such merger, consolidation, sale or disposition of assets, or liquidation is not subsequently consummated.

The date of any Change in Control shall be deemed to be the date on which it is consummated.

(b)                                 Good Reason.                     By following the procedure set forth in this paragraph, the Executive shall have the right to terminate the Executive’s employment with the company for “Good Reason” in the event (i) the Executive is not at all times the same duly elected officer of the Company that Executive was immediately prior to the Change in Control; (ii) there is any material reduction in the scope of the Executive’s authority and responsibility (provided, however, in the event of any illness or injury which disables the Executive from performing the Executive’s duties, the Company may reassign the Executive’s duties to one or more other employees until the Executive is able to perform such duties); (iii) there is a reduction in the Executive’s Base Salary, an amendment to any stock incentive plan, pension plan or supplemental employee retirement plan applicable to the Executive which is materially adverse to the Executive, or a material reduction in the other benefits to which the Executive was entitled prior to the Change in Control; or (iv) the Company requires the Executive’s principal place of employment to be anywhere other than where it was immediately prior to the Change in Control.  If the Executive proposes to terminate his employment for Good Reason under this paragraph, the Executive shall give written notice to the Company, specifying the reason therefore with particularity.  In the event the Executive proposes to terminate his employment for Good Reason under clause (i), (iii), or (iv) in this paragraph, the termination shall be effective on the date of such notice.  In the event the Executive proposes to terminate his employment for Good Reason under clause (ii) in this paragraph, the Company will have an opportunity to correct any curable situation to the reasonable satisfaction of the Executive within the period of time specified in the notice which shall not be less than thirty (30) days.  If such correction is not so made or the circumstances or situation is such that it is not curable, the Executive may, within thirty (30) days after the expiration of the time so fixed within which to correct such situation, give written notice to the Company that his employment is terminated for Good Reason effective forthwith.

(c)                                  Termination Date.  “Termination Date” means the date on which the Executive’s employment with the Company is terminated.

2.               Termination of this Agreement for “Cause” by the Company.

(a)                                  Termination of this Agreement for “Cause” applies in the event the Executive:  (i) has engaged in willful and recurring misconduct in not following the legitimate directions of the Board of Directors of the Company after fair warning or breached any non-competition or non-solicitation covenant to which Executive is subject; (ii) has been convicted of a felony and all appeals from such conviction have been exhausted; (iii) has engaged in habitual drunkenness; (iv) has been excessively absent from work which absence is not related to disability, illness, sick leave or vacations; or (v) has engaged in continuous conflicts of interest between his personal interests and the interests of the Company after fair warning.

(b)                                 Notice of Right to Cure.  If the Company proposes to terminate its obligations hereunder for Cause under paragraph 2(a), the Company shall give written notice to the Executive specifying the reasons for such proposed determination with particularity and specifying a cure the Company deems appropriate, and, in the case of a termination for Cause under paragraphs 2(a)(i), (iii), (iv), or (v) the Executive shall have a reasonable opportunity to correct any curable situation to the reasonable satisfaction of the Board of Directors of the Company, which period shall be no less than fifteen (15) days from the Executive’s receipt of the notice of proposed termination.  Notwithstanding the foregoing, this Agreement shall not be terminated for Cause unless and until there shall be delivered to the Executive a copy of the resolution duly adopted by the affirmative vote of not less than the majority of the members of the Board of Directors of the Company at a meeting called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his legal counsel, to be heard before the Board of Directors) finding that, in the opinion of the Company’s Board of Directors, the Executive has engaged in conduct justifying a termination of this Agreement for Cause.

3.                                       Termination of Employment Upon Change in Control – Severance Payments.  In the event of a Change in Control, if: (i) the Executive terminates his or her employment for any reason by giving the Company notice within the 30-day period immediately preceding the first anniversary of the closing date of the Change in Control; or (ii) within the twenty-four (24) months after the occurrence of such Change in Control the Executive terminates employment for Good Reason, or (iii) within the six (6) months before or the twenty-four (24) months after the occurrence of such Change in Control the Executive’s employment ends for any other reason, including (x) the Company’s failure to continue to employ Executive after expiration of Executive’s employment agreement, but not including (y) such an end of employment by reason of death, disability or after this Agreement has been terminated for Cause (as defined herein); then the Executive shall be entitled to the following severance benefits (which benefits in either case are referred to as the “Termination Payments”):

(a)                                  Base Salary and Annual Bonus.  The Company shall pay the Executive, no later than 30 days after Executive’s termination of employment, in a single sum, an amount equal to two times the sum of (x) the Executive’s annual salary at the time of termination; and (y) the average Annual Bonus paid or payable to Executive in respect of the three calendar years immediately preceding the year in which termination occurs.  In the event Executive’s termination occurs after the end of a calendar year, but before a bonus earned in that calendar year has been paid, the Company shall pay such bonus to Executive in addition to the amount otherwise payable under this paragraph (a).

(b)                                 Medical and Other Benefits Continuation.  Executive shall be entitled to continuation of Company medical coverage for the full period provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at Company expense.  If eligible, Executive shall participate in retiree medical coverage of the Company on the same terms and conditions as apply to TCF employees generally.  Executive shall also be entitled to continuation of all other benefits after employment termination as provided by the benefit plans or by law; provided that, if Executive obtains new employment with comparable benefits during the Severance Period, all entitlements under this paragraph shall cease.  Nothing in this paragraph shall be construed as providing Executive with coverage under any plan of Employer to which Executive would not otherwise be entitled and in the event any coverage is unavailable, e.g. if Executive is uninsurable, Employer’s obligations under this paragraph may be satisfied by paying to the Executive the cost of such coverage if it were available, as determined in good faith by the Company.

(c)                                  Stock Incentives.  Executive shall be entitled to such vesting or other benefits as are provided by the award agreement pertaining thereto.

(d)                                 Section 409A of the Internal Revenue Code.  The arrangements described in this Agreement are intended to comply with Section 409A of the Internal Revenue Code to the extent such arrangements are subject to that law.  The parties agree that they will negotiate in good faith regarding amendments necessary to bring this Agreement into compliance with the terms of that Section or an exemption therefrom as interpreted by guidance issued by the Internal Revenue Service.  The parties further agree that to the extent any part of this Agreement fails to qualify for exemption from or satisfy the requirements of Section 409A, the affected arrangement may be operated in compliance with Section 409A pending amendment to the extent authorized by the Internal Revenue Service.  In such circumstances Company will administer this Agreement in a manner which adheres as closely as possible to the existing terms and intent of the Agreement while complying with Section 409A.  This paragraph does not restrict Company’s rights (including, without limitation, the right to amend or terminate) with respect to this Agreement to the extent such rights are reserved under the terms of this Agreement.

4.                                       Certain Additional Payments by the Company.

(a)                                  Gross-Up Payment.  Anything to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or benefit made or provided by the Company (or any successor thereto) to or for the benefit of the Executive (whether pursuant to this Agreement or otherwise) (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, (the “Code”) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Company shall pay the Executive in cash an amount (the “Gross-Up Payment”) such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including but not limited to income taxes (and any interest and penalties imposed with respect thereto) and any additional Excise Tax, imposed upon the Gross-Up Payment, the Executive retains (after payment of such taxes, interest and penalties) an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments.

(b)                                 Determination of Gross-Up Payment.  Subject to paragraph 4(c) below, all determinations required to be made under this paragraph 4, including whether a Gross-Up Payment is required and the amount of the Gross-Up Payment, shall be made by the firm of independent public accountants selected by the Company to audit its financial statements for the year immediately preceding the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations to the Company and the Executive within thirty (30) days after the Termination Date.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required under this paragraph 4 (which accounting firm shall then be referred to as the “Accounting Firm”).  All fees and expenses of the Accounting Firm in connection with the work it performs pursuant to this paragraph 4 shall be promptly paid by the Company.  A Gross-Up Payment (as determined pursuant to this paragraph 4) shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or a similar penalty.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”).  In the event that the Company exhausts its remedies pursuant to paragraph 4(c) below, and the Executive is thereafter required to make a payment of Excise Tax, the Accounting Firm shall promptly determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to the Executive within five (5) days after such determination.

(c)                                  Contest.  The Executive shall notify the Company in writing of any claim made by the Internal Revenue Service that, if successful, would require the Company to pay a Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

(i)                                     give the Company any information reasonably requested by the Company relating to such claim;

(ii)                                  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive;

(iii)                               cooperate with the Company in good faith in order effectively to contest such claim;

(iv)                              permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this paragraph 4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax, interest and penalties claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance, on an interest-free basis, the amount of such payment to the Executive together with any Excise Tax and income taxes imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)                                 If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 4(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of paragraph 4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any income or other taxes applicable thereto and assessed on the Executive have been paid by the Executive from such refund).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 4(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

5.                                       Covenant Not to Compete; Non-Solicitation Covenant.

(a)                                  Covenant Not to Compete.  While Executive is actively employed by the Company and, in the event of a termination of employment for any reason after a Change in Control, for a period of one year after such termination of the Executive’s employment, the Executive agrees that he will not directly or indirectly substantially compete with the Company or the TCF Subsidiaries; provided, that this covenant shall in no event be enforceable for any time period that Executive did not receive severance benefits hereunder.  The Executive shall be deemed to be substantially competing with the Company and the TCF Subsidiaries if, without the prior written approval of the Board of Directors of the Company, he becomes an officer, employee, agent, partner, director or owner of a ten (10) percent or greater equity interest of any company (or its affiliated companies) which engages in any types of business in which the Company or the TCF Subsidiaries are engaged at the time of employment termination and such competing entity operates within a 50 mile radius of any location operated by the Company or any TCF Subsidiary.

(b)                                 Non-Solicitation Covenant.  While the Executive is actively employed with the Company and, in the event of a termination of employment for any reason after a Change in Control, for a period of one year after the Executive’s termination of employment, the Executive agrees that, except with the prior written permission of the Board of Directors of the Company, he will not offer to hire, entice away, or in any manner attempt to persuade any officer, employee, or agent of the Company or any of the TCF subsidiaries to discontinue his or her relationship with the Company or any of the TCF Subsidiaries nor will he directly or indirectly solicit, divert, take away or attempt to solicit any business of the Company or any of its subsidiaries as to which Executive has acquired any knowledge during the term of his employment with the Company; provided, that this covenant shall in no event be enforceable for any time period that Executive did not receive severance benefits hereunder.

(c)                                  Remedies.  If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of this paragraph 5, the Company shall have the following rights and remedies, in addition to any rights and remedies otherwise available at law or equity after the Company has notified the Executive of the specific conduct or threatened conflict which it deems in violation of this paragraph 5 and given the Executive a reasonable opportunity to cease and desist:

(i)                                     The right and remedy to have the provisions of this paragraph 5 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by the Executive that any such breach or threatened breach will cause irreparable injury to the Company and the TCF Subsidiaries and that money damages will not provide an adequate remedy to the Company and the TCF Subsidiaries; and

(ii)                                  The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments, or other benefits, other than those payable under this Agreement, derived or received by the Executive or the enterprise in competition with the Company or any of the TCF Subsidiaries as the result of any transactions constituting a breach of any part of this paragraph 5, and Executive agrees to account for and pay over to the Company such amounts promptly upon demand therefore.

6.                                       Benefits in Lieu of Severance Pay Policy.  The severance benefits provided for in paragraph 3 are in lieu of any benefits that would otherwise be provided to the Executive under the Company’s severance pay policy and the Executive shall not be entitled to any benefits under the Company’s severance pay policy.

7.                                       Rights in the Event of Dispute.  In the event of a dispute between the Company and the Executive regarding this Agreement, it is the intention of this Agreement that the dispute shall be resolved as expeditiously as possible, consistent with fairness to both sides, and that during pendency of the dispute the Executive and the Company shall be on equal footing, as follows:

(a)                                  Arbitration.  Any claim or dispute relating to the terms and performance of this Agreement, shall be resolved by binding private arbitration before three arbitrators and any award rendered by any arbitration panel, or a majority thereof, may be filed and a judgment obtained in any court having jurisdiction over the parties unless the relief granted in the award is delivered within ten (10) days of the award.  Either party may request arbitration by written notice to the other party.  Within thirty (30) days of receipt of such notice by the opposing party, each party shall appoint a disinterested arbitrator and the two arbitrators selected thereby shall appoint a third neutral arbitrator; in the event the two arbitrators cannot agree upon the third arbitrator within ten (10) days after their appointment, then the neutral arbitrator shall be appointed by the Chief Judge of Hennepin County (Minnesota) District Court.  Any arbitration proceeding conducted hereunder shall be in the City of Minneapolis and shall follow the procedures set forth in the Rules of Commercial Arbitration of the American Arbitration Association, and both sides shall cooperate in as expeditious a resolution of the proceeding as is reasonable under the circumstances.  The arbitration panel shall have the power to enter any relief it deems fair and just on any claim, including interim and final equitable relief, along with any procedural order that is reasonable under the circumstances.

(b)                                 Expenses of Prosecution/Defense of Claim.  During the pendency of a dispute between the Company and the Executive relating to the terms or performance of this Agreement, the Company shall promptly pay the Executive’s reasonable expenses of representation upon delivery of periodic billings for same, provided that (i) Executive (or a person claiming on his behalf) shall promptly repay all amounts paid hereunder at the conclusion of the dispute if the resolution thereof includes a finding that the Executive did not act in good faith in the matter in dispute or in the dispute proceeding itself, and (ii) no claim for expenses of representation shall be submitted by the Executive or any person acting on his behalf unless made in writing to the Board of Directors within one year of the performance of the services for which such claim is made.

8.                                       Other Benefits.  The benefits provided under this Agreement shall, except to the extent otherwise specifically provided herein, be in addition to, and not in derogation or diminution of, any benefits that Executive or his beneficiary may be entitled to receive under any other plan or program now or hereafter maintained by the Company, or its subsidiaries, except that there shall be no double payment under this Agreement and any employment agreement between Company and Executive.

9.                                       Successors.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no succession had taken place unless, in the opinion of legal counsel mutually acceptable to the Company and the Executive, such obligations have been assumed by the successor as a matter of law.  The Executive’s rights under this Agreement shall inure to the benefit of, and shall be enforceable by, the Executive’s legal representative or other successors in interest, but shall not otherwise be assignable or transferable.

10.                                 Severability.  If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

11.                                 Survival.  The rights and obligations of the parties pursuant to this Agreement shall survive the termination of the Executive’s employment with the Company to the extent that any performance is required hereunder after such termination.

12.                                 Notices.  All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Company’s case, to its Secretary) or 48 hours after deposit thereof in the U.S. mails, postage prepaid, addressed, in the case of the Executive, to his last known address as carried on the personnel records of the Company and, in the case of the Company, to the corporate headquarters, attention of the Secretary, or to such other address as the party to be notified may specify by written notice to the other party.

13.                                 Term.  The term of this Agreement shall commence on the date it is signed and shall continue in effect for as long as Executive is employed by the Company (or any successor thereof).

14.                                 Amendments and Construction.  This Agreement may only be amended in a writing signed by the parties hereto.  This Agreement shall be construed under the laws of the State of Minnesota.  Paragraph headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.

15.                                 No Guarantee of Employment; Prior Severance Contract Superseded.  This Agreement shall not be construed as any guarantee or obligation of continuing employment on the part of the Company or Executive.  This Agreement supersedes and replaces any prior Change in Control contract or severance contract between Company and Executive.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

TCF FINANCIAL CORPORATION

ATTEST:
	By:	/s/ Lynn A. Nagorske
Lynn A. Nagorske

/s/ Gregory J. Pulles	Its: President and Chief Operating Officer
Vice Chairman, General Counsel
and Secretary

WITNESS:

/s/ Diane O. Stockman	/s/ Neil W. Brown
Neil W. Brown